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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Nautilus, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 7, 2007 Nautilus, Inc. mailed a letter to its shareholders and issued a press release. The text of the letter and press release are reproduced below.

December 7, 2007

Dear Fellow Shareholder:

LATE-BREAKING NEWS!

We want to share with you some important late-breaking news. As described in the press release reprinted inside, all three of the leading independent voting advisory services, whose clients include institutional investors, mutual funds, pension funds and others, have reached the same conclusion: Sherborne’s bid for control of Nautilus – removing four of your directors and replacing them with four Sherborne nominees – is NOT in the best interest of all shareholders.

Please use the enclosed WHITE proxy card to vote AGAINST the removal of your directors. If you have inadvertently returned a Green proxy card, you have every legal right to change your vote—only your latest-dated proxy card counts. Please use the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided

Thank you again for your support.

THE BOARD OF DIRECTORS

Time is Short, and Your Vote Important!

If you have questions about the last-minute voting of your shares, or need additional information, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

ISS, GLASS LEWIS AND PROXY GOVERNANCE REJECT SHERBORNE’S

BID FOR CONTROL OF NAUTILUS BOARD

GOVERNANCE FIRMS VIEW SHERBORNE CONTROL AS NOT IN THE

INTEREST OF ALL SHAREHOLDERS

VANCOUVER, Wash. – (December 7, 2007) – Nautilus, Inc (NYSE; NLS) today announced that the nation’s three leading independent voting advisory services, ISS Governance Services, Glass Lewis & Co., and PROXY Governance, INC., have all issued recommendations to their clients, reflecting the view that Sherborne’s bid for control of Nautilus’ Board is not in the interest of all shareholders. Specifically, each advisory service has rejected Sherborne’s proposal to remove four directors and replace them with four Sherborne nominees. The governance firms’ clients include institutional investors, mutual funds, pension funds and other fiduciaries.

“We are gratified that these independent advisors clearly understand the risk to shareholder value should Sherborne’s nominees take control of the Board at the December 18th Special Meeting,” CEO Bob Falcone stated. “We largely agree with the conclusions of these independent firms.” These include:

•	Nautilus’s strategic diversification approach offers superior opportunities for growth and profitability.

•	Nautilus, unlike Sherborne, has a detailed plan.

•	Sherborne’s nominees lack fitness and fitness equipment industry experience.

•	The Company’s newly-appointed CEO and managers should be given the chance to lead the strategy.

•	Sherborne should not be given control of the Nautilus board.

In its December 4th analysis, PROXY Governance, INC. stated:

“.…[We] believe that the company has implemented or is in the process of implementing a substantial part of the dissident’s turnaround plan. Further, we believe that the company’s strategic diversification into other sales channels beyond its (admittedly more profitable) direct-to-consumer market will provide more opportunities for growth and profitability over the long term. We also support the company’s offer to give the dissident firm representation on the board. We therefore support the current board members.”

“[W]e find it significant that the company has stated that, following this proxy contest, it intends to give each of its two largest shareholders.… representation on the board. …. [W]e consider the board’s offer to be reasonable.”

“[W]e believe that Falcone should be given a chance to realize his vision for the company.”

Glass Lewis noted in its recommendation that:

“In our view, dissidents seeking to take over a board should pay a premium for the privilege through a buyout offer.”

“[W]e are not convinced that giving the Dissident four full board seats, which would effectively give Sherborne majority control over the board, is in the best interests of shareholders.”

Finally, ISS Governance Services indicated that:

“The board appointed Mr. Falcone as the interim CEO, after an extensive search process, which was based on his extensive experience as the CFO for Nike, Inc. and his tenure on the board of the company. In comparison, while the dissident nominees have turnaround experience, its nominees do not have experience in the fitness and fitness equipment industries.”

“On the whole, we note that while the dissident has highlighted some of the issues at the company, they have not presented any specific solutions. Comparatively, the management’s plan includes detailed initiatives to address the problems at the company. As such, it is difficult to ascertain if the dissident’s plan is superior to the more detailed plan presented by management.”

At the special meeting on December 18th Nautilus shareholders will vote on proposals put forward by Sherborne Investors LP and its affiliates, which want to replace a majority of the Board of Directors with Sherborne’s own nominees. To protect the value of their investment, Nautilus urges shareholders to vote AGAINST the removal of a majority of the Board TODAY—by telephone, Internet or by signing, dating and returning the WHITE proxy card. Shareholders with questions about how to vote their shares are urged to call the company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.

Safe Harbor Statement:

Certain information included herein and in other company releases, reports or documents may contain forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events. In connection with the solicitation of proxies, Nautilus has filed with the SEC and mailed to shareholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains detailed information about Nautilus, the special meeting and individuals who are deemed to be participants in Nautilus’ solicitation of proxies. Nautilus’ shareholders are urged to read the Proxy Statement carefully in its entirety. Shareholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Nautilus through the website maintained by the SEC at www.sec.gov or at Nautilus’ website at www.nautilusinc.com.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE: NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R), Universal(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. More information is at www.nautilusinc.com

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